Exhibit 99.2

Transcript of

American Vanguard Corporation

Fourth Quarter 2025 Earnings Conference Call

March 16, 2026

Participants

Anthony Young - Director of Investor Relations, American Vanguard Corporation

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

David Johnson - Chief Financial Officer, American Vanguard Corporation

Analysts

Michael Harrison - Seaport Research Partners

Rosemarie Morbelli - Gabelli Funds

Presentation

Operator

Greetings. Welcome to the American Vanguard Fourth Quarter 2025 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference is being recorded.

I will now turn the conference over to your host, Anthony Young, Director of Investor Relations. You may begin.

Anthony Young - Director of Investor Relations, American Vanguard Corporation

Thank you, operator. Good afternoon and welcome to American Vanguard’s full year 2025 earnings review. Our prepared remarks will be led by Dak Kaye, Chief Executive Officer; and David Johnson, Chief Financial Officer. After the prepared remarks, we will open up the call for questions. A copy of today’s press release along with supplemental slides are available on our website. A replay of the webcast and a transcript from the event will be made available on our website shortly after the call.

Before we begin our presentation, we would like to remind everyone that today’s press release and certain comments on the call include non-GAAP figures and forward-looking statements and actual results may differ materially from these forecasts. Please refer to the cautionary language included in our press release and slides and to the risk factors described in our SEC filings, all of which are available on our website.

It is now my pleasure to turn the call over to CEO, Dak Kaye.

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Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, Anthony, and welcome, everyone, to our fourth quarter 2025 earnings conference call. While 2025 was a challenging year for the agricultural sector, I am pleased with the progress that has been made at American Vanguard. We have executed on our business, operational, digital, and organizational initiatives. We have hired quality, experienced colleagues. We have improved our safety metrics across the board. We have focused our team on developing new products while reducing manufacturing and operating costs. These improvements have positively impacted 2025’s results, but more importantly, we are positioning the company for long-term success.

Additionally, for over a year now, the team has been focused on finding a capital structure that will allow us to pay down our expiring credit facility, while providing the maximum amount of financial flexibility for future growth. We believe that we have found the right solution through two term loans, one from Centerbridge Partners and one from the existing BMO-led syndicate. The full details of these term loans can be found in our SEC filing.

While we are paying a higher interest rate on average than our previous revolving credit facility, we now have a significant runway to further improve our operations and show the investment community that the higher earnings power that I believe are possible. Furthermore, the team is now solely focused on running the business and delivering the sales and margins we expect.

As we look to position the company for the future, we have made the decision to rationalize the Los Angeles manufacturing facility. The LA plant is the company’s oldest facility and is no longer competitive in the current environment. We thank the American Vanguard team members at this location for their outstanding service and dedication to running a safe facility over the years of operation. We plan to help many of them pursue the next steps in their careers, but in order for the broader company to remain competitive, it was necessary to take this very difficult step. This rationalization will save the company at least $4 million annually. As we move additional volumes through our Axis, Alabama site, we expect to improve utilization there, which will also improve our cost absorption and ultimately our profitability.

As we have previously announced, the company will be moving its global headquarters from Newport Beach to a smaller, more cost effective space in Irvine, California. We estimate this move will save the company approximately $0.5 million annually and will allow our corporate team to be in a more collaborative, modern office environment. We expect the rationalization of the LA facility and the headquarters relocation to both be complete by the end of the second quarter of this year. These are two significant milestones for us, but not the last, as we will continually work to improve the cost structure of the company.

Turning to the 2025 results, the company generated $39.2 million of adjusted EBITDA, which was slightly better than we generated in the previous year. Sluggish sales in the fourth quarter prevented the company from achieving our adjusted EBITDA target of $40 million to $44 million. That said, we were successful in cutting more costs than we initially estimated and completed a joint development agreement that partially offset the lower sales.

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The supply chain and logistics team that we hired last year continues to find ways to decrease our material cost and also has improved our warehousing and freight expenses. We attained these improvements even before the implementation of our new software systems that are expected to be fully rolled out later this year, which should allow us to further decrease our inventory and raw material cost. I expect our inventory turns to increase in 2026 and thereafter as we work to get inventory turns to a goal of 2.25. Not only will this have a positive impact on our gross profit, but I also expect that it will decrease the amount of working capital required to operate the business.

Cost containment has been a top priority, but it’s also important to highlight that there is a growth story at American Vanguard. As I’ve stated in previous conference calls, I was surprised where the development portfolio was when I joined the company. We have subsequently taken steps to improve in this area while at the same time keeping a watchful eye on our R&D expenses. We have a chart included in our presentation that reflects the new focus on product development. We have already launched one new product in 2026, Duro LQ, and we expect to launch five new products in North America in total this year.

We have a slate of new registrations internationally as well. As we expand the registration footprint and extend the lifetime of our products in multiple jurisdictions, we expect to register at least 25 new products in North America by 2031. New products typically have a higher margin contribution than the existing portfolio, so bringing these new products to market will have a positive impact on revenue and our margin profile.

Bottom line, we estimate that we can generate at least an additional $100 million of annual revenue globally over the medium-term from new products that are under various stages of development. In addition to new products, we also plan to be even more responsive to our customers’ needs. I believe we can drive more volume through our factories by doing a better job of listening to our customers. This was part of the reason why we appointed a new Chief Commercial Officer, Mike DiPaola. Mike brings 30 years of ag experience, enthusiasm, and aggressiveness to our commercial operation that has been missing. As we increase our factory utilization, we can spread our fixed costs over more units, improving our profitability.

I will now address what we have been observing in the broader agricultural economy. The industry has yet to recover from a downturn that started in 2023. While agricultural commodities are recovering from the low levels that were experienced during the summer of 2025, they remain well below industry observers consider to be historically normal levels. The worst of the industry destocking does appear to be in the past, but distributors have shown no inclination to restock their inventories. Farmer liquidity is a concern after several years of depressed commodity prices. Both cotton and corn acreage are forecasted to be slightly down, while soybean acreage is forecasted to increase. All in all, industry observers are forecasting a relatively stable year with respect to planted acreage.

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We would note that growers are making more last-minute crop decisions than ever before, and geopolitical issues are weighing heavily on those decisions. There are some green shoots as the farmer support payments seem to be rolling out. Higher oil prices tend to drive up demand for biofuels that utilize both corn and soybean. Further, higher oil prices increase synthetic fabric costs, leading to greater demand for cotton.

Before I provide our 2026 targets, I would like to highlight an issue that impacted our company’s financial performance. Typically, American Vanguard collects a significant amount of cash in the fourth quarter from our customers. We have historically referred to this industry dynamic as prepay. This is an industry-wide strategy that most of our customers and our competitors utilize. Due to the financial strain that one of our competitors was under, the channel pulled back from prepay programs across the market. This has led to an increase in our nominal debt levels year-over-year, as we typically allocate this capital to paying down debt at year end. David will have more on this in his prepared remarks.

As we wait for an improvement in the agricultural economy, our business improvement plan should allow us to improve adjusted EBITDA as compared to 2025. We expect to generate adjusted EBITDA of $44 million to $48 million in 2026 on sales of $530 million to $550 million. We are excited about the prospect of better performance in the coming years, as we continually launch new products. We believe future earnings power is substantially higher and will allow the company to pay down its debt and make investments in areas which will lead to long-term growth.

I’ll now turn the call over to our CFO, David Johnson. David?

David Johnson - Chief Financial Officer, American Vanguard Corporation

Thanks, Dak. Good afternoon, everyone. I would like to start by thanking the team for all the hard work that went into completing the debt refinancing. After looking at numerous structures and holding conversations with a broad cross-section of the financing sector, we selected a term loan structure that includes no equity dilution, provides stability in difficult industry conditions, and gives us the option to lower our debt as our results improve.

On another positive note, I’m also very pleased to report that we have remediated all the material weaknesses that were identified at the time of the 2024 audit, a Herculean feat in light of the refinancing work as well as the normal audit work. This is a huge accomplishment in a very short timeframe. We are pleased to report that our Form 10-K for 2025 will be filed today.

Now, turning to our financial performance for 2025, the company generated sales of $515 million for 2025 compared to $547 million in the prior year, a decrease of 6%. This was slightly below our target range of $520 million to $535 million. Sales in our international operations were down 14% due to elevated channel inventories in Mexico and a persistent drought in Australia, while sales in our U.S. crop business were similar to sales in the year-ago period.

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On a positive note for the U.S. crop business, it seems that destocking has substantially abated and products on the ground are now approximately equal to our sales, indicating a low level of channel inventory in the domestic market. However, customers have not yet shown an inclination to buy inventory and continue buying on a just-in-time basis. Our specialty sales improved by 10% driven by securing a joint development agreement, our business-to-business sales, along with growth for our mosquito vector solutions.

Our gross profit margin is trending in the right direction, with this metric increasing to 29% in 2025. At the same time, our OpEx as a percentage of sales slightly decreased to 27%. Given some of the initiatives that we are working on, we expect further improvements in 2026 and beyond for both metrics. For the full year 2025, we generated $39.2 million of adjusted EBITDA, as compared to $39.1 million in the prior year. Our cost containment efforts were partially offset by a softer sales environment, but we helped ourselves by improving our manufacturing performance.

Now, turning to our balance sheet, our single largest headwind at the end of 2025 was the difference in prepay as compared to 2024. The company collected approximately $50 million less in prepay in 2025, which resulted in slightly increased debt at year-end. We plan to further decrease our net working capital this year and continue work on this area going forward. I believe that we can operate this company more efficiently in the future, as a result of the experienced supply chain leaders we have put in place in 2025, as well as through modern management techniques and software packages we’re implementing that will allow us to react more quickly to industry conditions.

With respect to capital spending, we spent approximately $4 million in 2025. We will likely spend more than that in 2026, but will remain in the $5 million to $10 million range.

With that, I’ll turn the call back to Dak.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, David. Before opening the call to questions, I would like to take a moment to reflect on what has been a challenging but transformational year for American Vanguard. As most of you know, 2025 was my first full year at the company. The last slide of the presentation, titled Plan 2030, shows where American Vanguard was and where it is going. As we achieve these goals, I believe we will generate higher revenue, better EBITDA, and more cash flow.

In closing, I would like to thank the team for all the hard work that was accomplished in 2025. But I would also like to challenge everyone to do even more in 2026, as I believe we continue to have a bright future in front of us.

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With that, I’ll open the call to questions. Operator?

Operator

Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions] The first question comes from Mike Harrison with Seaport Research Partners. Please proceed.

Q: Hi, good afternoon.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Good afternoon.

Q: Was hoping that maybe we could start just with Q4 and kind of coming in below expectations on the revenue line as well as the EBITDA line. It sounds like most of that was on the international side, but I was hoping you could just give a little bit more color on what dragged on revenue, and in terms of the margin performance, was that in line with expectations, and it was just a revenue shortfall that led to the EBITDA shortfall, or were there some issues on the cost side as well?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Okay. Thanks, Mike, for the question. Yes, I mean, it was both international and domestic. I would say that the domestic was primarily due to the U.S. crop related to Metam sales from lower potato acres and demand for those products, specifically Metam, so insecticides were also down in the U.S. But we did have some positive improvements in our herbicide sales with the ZALO, so that was a big positive as well as impact in the fourth quarter.

Internationally, as David mentioned, is primarily related to the drought that we saw in Australia as well as channel inventory in Mexico. They have not gone through the destocking process to the extent that the U.S. has. From a cost containment standpoint, I think we did a really good job in Q4, and our manufacturing expenses were also in good shape in Q4 as well. We continued to do improvement there, and I think that is controlling the things that we can control and controlling them well. So we did see improvement in the cost controls and manufacturing efficiencies in the fourth quarter.

Q: All right. And in terms of your long-term transformation plans, those have been in place for a while. I’m just kind of curious on how the LA closure and the headquarter relocation fit in. Were those kind of contemplated when you initially came out with this 15% EBITDA margin target, or should we think of these as maybe accelerating the process of achieving that 15% target?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Good question. Yeah, when I first came on, those two were not directly part of the transformational plan. As we transitioned the transformational plan into our business improvement plan or business improvement initiatives, the LA facility rationalization became more apparent as we started to analyze our capacity utilization across the board and started drawing up plans to move production from the LA site to the access site. So that was not initially part of the initial transformation plan, nor was the moving of the office, the headquarters. So those have been initiatives that we’ve undertaken subsequent to the transformational plan.

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The initial transformational plan did have some very good aspects around the digital transformation, commercialization, rationalization of product portfolio, and rationalization of changes in our go-to-market structure in different areas around the world, specifically in Brazil and some in Central America, as well as our growth strategy for our specialty, our non-crop business. Those are still ongoing, along with various other initiatives that came out of that.

Does that answer the question, Mike?

Q: Yeah, that’s perfect. And then I had kind of two questions related to cash flow and to the debt structure going forward. It is great to see that you guys have the new term loans in place. But I’m curious, are there any cash proceeds associated with the closure of the Los Angeles facility or the headquarter migration?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Proceeds, you mean from the sale of it or from the...

Q: Yeah. Are there assets or land or anything that you’ll be able to sell?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

No. We’ll actually continue to operate the LA facility as a formulation and warehousing site going forward. So it’ll continue at a much, much lower scale of operations. There’ll be no sale, at least initially. There may be some sales of equipment long-term as we get to that point, but at the moment, we’re not planning to sell any equipment there. We could down the road. As far as the office space, it was a leased space, high rent, not very conducive to running a business, quite honestly, spread out. And so, I’m really looking forward to moving in the new headquarters, which is more collaborative, modern work environment for the team. So it’s down the road in Irvine and looking forward to that. But there’s no pickup in proceeds around that except for the headquarters is a $0.5 million a year savings from the lease. And then the savings on LA netted out is about $4 million annually going forward.

Q: Right. Understood. Okay. And then just in terms of cash flow, I understand the prepayments were unusually low in Q4 and that kind of dragged down what cash flow looked like in 2025. But I’m curious, with the software that you’re planning to roll out and your expectations around working capital for 2026, I’m just curious, is it possible that we get to free cash flow positive in 2026, given your expectations for CapEx in the $5 million to $10 million range?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

I believe so, Mike. I believe so, yes. I think when you look at our adjusted EBITDA projections, less our interest in CapEx, we should be in a favorable cash flow position for 2026.

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Q: All right. Well, that’s great to hear. I will turn it back. Thanks very much.

Operator

The next question comes from Rosemarie Morbelli with Gabelli Funds. Please proceed.

Q: Thank you. Good afternoon, everyone.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Good afternoon, Rosemarie.

Q: I was just wondering, Dak, when you talk about the $100 million of the mid-term coming in from new products, when I look at your slides at the moment, you are only showing one example as the bullhorn insecticide. Can you give us a little more detail as to what you expect? I mean, is that going, are your new products also coming from fungicide, from herbicide? And then, what is your definition of mid-term?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Great questions, Rosemarie. There’s more products coming, of course, as I mentioned that, but they’re coming from insecticides and herbicides primarily. Those are the main focus based upon the historical nature of the company as we’re taking the assets that we have in hand and utilizing them going forward with new formulations and new products. And that’s where the new products are coming from. New products are classified or defined as less than 5 years from launch. That’s how we’re going to define them.

The second half of your question was?

Q: Well, I was just wondering $100 million compared to your current revenues expectations of $540 million at the midpoint for next year, that is a big increase. And so, I was wondering, first of all, how comfortable you are with that $100 million? And then, what is the timing? You say mid-term. Can you quantify mid-term?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yeah, I am confident on the $100 million. That has been sensitized somewhat based upon experiences that I have with products, bringing products to launch. So, I am comfortable with the $100 million. Medium-term is defined from around 2030 to 2031 is what we’re talking about from that standpoint. So, not around the corner. As I’ve expressed in previous calls, we got ourselves in a hole to launch or bring a new product to launch. Generally speaking, takes around 3 years minimum to go through the regulatory process to get it to a registered product that we can market and sell. So, that’s 3 years from idea creation to registration.

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We’ve got in a hole due to the focus that we had of an organization on the SIMPAS technology. So, we really only launched one product in 2025 in the U.S. otherwise, it’s been pretty bare. And that’s the reason we’re seeing an uptick in the new product sales starting in 2027, 2028, mostly in 2028 as we put these products into the portfolio for launching.

Q: Okay. Thank you. That is very helpful. And you talked about the high future earning powers of the company. So, currently, based on the midpoint of 2026 expectations, your EBITDA margin is about 8.5%. So, how high can it get and what type of top-line growth do you need to get there in addition to all of the steps you are taking lowering cost?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Good question. We’ve had a stated goal of getting to 15% over the long-term, and that’s still a goal. We have a lot of things that have to come into fruition to make that happen, not only driving sales up around 4% to 6% – Dave, would you say we have in our plan 4% to 6%?

David Johnson - Chief Financial Officer, American Vanguard Corporation

Yeah.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Our compounded annual growth rate and as well as reducing our cost structure or maintaining our cost structure, I still think that 27% is considerably high or relatively high, especially for our organization and where we sit in the model of the crop protection industry. So, we need to work on reducing that either as a combination of increasing sales or reducing our cost. I think manufacturing efficiencies, we have an ability there, and we will continue to show improvement there just by the sheer focus of the team, from Nolteanous’ team in the Manufacturing and Jared’s team in Operations focusing on controlling costs, better planning. Those going together will increase our profitability at the gross profit level.

Q: Okay. Thank you very much.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, Rosemarie.

Operator

[Operator Instructions] Okay. We have no further questions in queue. I would like to turn the floor back to management for closing remarks.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yes, I would like to finalize by saying, by taking the necessary steps to rationalize our manufacturing footprint, focusing on new product development, creating demand for our products by listening to our customers, and continually being mindful of our costs, we will generate greater sales, more profitability, and cash flow, creating a long-term value for our shareholders.

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With that, I’ll thank you for your time today. Have a good day.

Operator

Thank you. This concludes today’s conference, and you may disconnect your lines at this time. Thank you for your participation.

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